Exhibit 10.12

[***]	CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Master

WAFER FOUNDRY AGREEMENT

THIS WAFER FOUNDRY AGREEMENT is made effective as of the 4TH day of JUNE, 2002, by and among the Systems I.C. Division of HYNIX SEMICONDUCTOR AMERICA, a California corporation, located at 3101 North First Street, San Jose, California 95134 hereinafter (“HSA”) functioning as the contract facilitator and limited agent of HSI, and HYNIX SEMICONDUCTOR INC., LTD. (“HSI”) a Republic of Korea corporation with its principal offices located at San 136-1, Ami-ri, Bubal-eub, Ichon-si, KyoungKi-do, 467-701 Korea, performing as the FOUNDRY, and ADVANCED ANALOGIC TECHNOLOGIES, INC., a California corporation, located at 1250 Oakmead Parkway Suite 310, Sunnyvale, CA 94086, hereinafter (“CUSTOMER”).

RECITALS

WHEREAS, (CUSTOMER) desires to establish a source for supply of fabricated and / or unprobed wafers and / or probed wafers and / or packaged and tested units; and

WHEREAS, (CUSTOMER) has created certain design parameters and specifications for its semiconductor wafer requirements; and

WHEREAS, HSI as a semiconductor wafer fabrication business has manufacturing capabilities to assist and does desire to assist CUSTOMER in transitioning CUSTOMER’s designs and specifications into fabricated semiconductor wafers; and

WHEREAS, HSA is HSI’s contract facilitator and limited agent to coordinate communications and sales between HSI and CUSTOMER; and

WHEREAS, upon acceptable completion of the development and productization phases of CUSTOMER’s semiconductor wafer designs to enable manufacturing (“Fabrication”), CUSTOMER and HSI desire that HSI shall fabricate and deliver production quantities of unprobed wafers, probed wafers and / or packaged and tested units in accordance with this Agreement and the Exhibits incorporated herein;

NOW, THEREFORE, in consideration of these premises, the terms and conditions and exhibits contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.0. Where set forth in this Agreement, the following terms shall have the meanings as defined in this Section:

“Design Specifications” shall mean the specifications, test vectors, GDSII or MEBES databases and other design parameters and guidelines provided by CUSTOMER to the FOUNDRY as more fully set forth in Exhibit B (Parametric and Other Specifications), which Exhibit is attached hereto and incorporated herein and all of which shall be of adequate detail and specificity to enable the FOUNDRY to generate other tools, mask sets and other items as customarily necessary to prepare the product for production.

“Effective Date” shall mean the effective date of this Agreement which shall be the date first above written.

“Exhibit” or “Exhibits” shall mean any and all exhibits to this Agreement, which by this reference are incorporated into and made a part hereof.

“Foundry” shall mean, unless otherwise mutually agreed to in writing by the parties, Hynix Semiconductor Inc., a corporation of the Republic of Korea.

“Intellectual Property (IP)” shall mean, custom design blocks developed by HSI and provided to customer for the propagation of his design and intended for Production at FOUNDRY.

“Library” shall mean the Foundry supplied libraries and design kits provided to CUSTOMER for the design of Product.

“Products” shall mean the semiconductor wafers and / or finished turnkey units to be manufactured under this Agreement as more fully described in the Exhibits hereto.

“Production” shall mean the volume Fabrication of Products as semiconductor wafers following a written, formal Acceptance and Release For Production by CUSTOMER to HSI and pursuant to a written Volume Purchase Agreement.

“Production Lot” shall mean a total of 25 8 inch wafers and / or 50, 6 inch wafers, processed together at FOUNDRY.

“Prototype Lot” shall mean a total of 25 wafers or less processed with special engineering instructions provided by CUSTOMER or FOUNDRY.

“Proprietary Information” shall mean any and all designs, technical, scientific, marketing or business information or data, engineering know-how, trade secrets, drawings, artwork, documentation, circuitry, processes, illustrations, mask work, and any other information, whether or not copyrightable or patentable, of any party to this Agreement which is deemed by such party to be confidential and/or proprietary, including any such Proprietary Information which may be developed by the parties in the future.

“Risk Production” shall mean the fabrication of Products, prior to formal acceptance of the production units.

“Target Yield” shall mean an average number of good Products resulting from production wafers agreed to by CUSTOMER and FOUNDRY.

“Turn Key” shall mean the complete fabrication process which includes, wafer fabrication, wafer probing, packaging and testing of Products.

“Wafers” shall mean the silicon discs of varying sizes to be processed by FOUNDRY into semiconductor wafers in accordance with the information supplied by CUSTOMER as specified in Exhibit B.

ARTICLE II

DESCRIPTION OF WORK

Section 2.0. Agreement to Undertake and Perform Fabrication. FOUNDRY hereby agrees to perform the Fabrication requested by CUSTOMER in accordance with the Design Specifications set forth in Exhibit B and the Development and Fabrication Schedules set forth in Exhibit A (Scheduling, Quantities and Prices) which is attached hereto and incorporated herein. CUSTOMER hereby acknowledges and agrees that such manufacturing work may be requested through HSA and be performed by HSI functioning as the FOUNDRY as above defined. In consideration for the performance of such wafer manufacturing work, CUSTOMER agrees to pay through HSA all of the FOUNDRY non-recurring engineering charges (“NRE”) and other charges at the rates set forth in Exhibit A in accordance with the schedule set forth therein for the specified quantities.

Section 2.1. Support. CUSTOMER will in a timely manner against the Development Schedule, provide HSA and the FOUNDRY with such documentation, specifications and additional engineering support as may be reasonably necessary for the FOUNDRY to complete the productization of the Product in preparation for beginning Production.

Section 2.2. Changes. CUSTOMER shall promptly notify HSA and FOUNDRY in writing of any requested additions and desired Exhibit B amendments. If any such addition, deletion or change shall require an adjustment in any schedule for the Design Work or processes that may not be compatible with those of FOUNDRY, any such requested additions or changes are subject to written acceptance by HSA and FOUNDRY and when accepted, such schedule or Exhibit will also be adjusted according to written changes to the Design Specifications which may become necessary or desirable with respect to a Product. CUSTOMER will pay any additional charges resulting from any such addition or change.

Section 2.3. Simulations. CUSTOMER shall perform the pre-layout simulation and post-layout simulation and release to HSA for delivery to FOUNDRY, a GDSII formatted data base tape conforming to FOUNDRY process design rules and which is subject to acceptance by FOUNDRY. FOUNDRY shall perform design rule checks (“DRC”) on the CUSTOMER database. Should the CUSTOMER database have design rule (DRC) errors, those errors shall be reported in writing and the data base tape shall be returned to CUSTOMER for correction. Upon completion of an error free design rules check, written authorization of the CUSTOMER and the written acceptance of HSA and FOUNDRY, FOUNDRY shall release the data base for fabrication of Prototypes.

ARTICLE III

PROTOTYPE UNITS

Section 3.1. Nonrecurring Engineering Charges (“NRE”). CUSTOMER agrees to pay to HSA for the work performed during the first iteration, described in Section 3.2, the nonrecurring engineering charges as set forth in Exhibit A. The NRE includes engineering work for unprobed wafers or blind build units as previously agreed to by CUSTOMER and FOUNDRY.

Section 3.2. Prototype, First Iteration. CUSTOMER shall supply an RTL or GDS database, as set forth in EXHIBIT B, to the FOUNDRY for fabrication of the Product. FOUNDRY shall fabricate unprobed prototype wafers or blind build units of the Product as set forth in Exhibit B.

CUSTOMER may subcontract mask making to HSA and FOUNDRY, or HSA may subcontract photomask making to a designated subcontractor. In any case, the expense, responsibility and ownership of and for the masks remain CUSTOMER’s. If an HSA and FOUNDRY designated photomask subcontractor is used, the subcontractor shall be subject to the non-disclosure terms at least as restrictive as stated herein and be subject to the written consent of CUSTOMER and HSA, and FOUNDRY.

CUSTOMER shall have a period of thirty (30) days to inspect the EXHIBIT B Prototypes. Within such thirty (30) day period, CUSTOMER shall provide HSA and FOUNDRY with a written notice of its acceptance or rejection of the Prototypes. The notice to be provided by CUSTOMER, if a rejection, shall set forth in sufficient and specific detail the reasons for rejection, and such notice shall be accompanied by the return of all of the Prototypes. If written notice of rejection or a request for additional evaluation time, not to exceed ten (10) business days, is not received by HSA and FOUNDRY within such thirty (30) day period, then the Prototypes are here agreed to have been accepted by CUSTOMER

Upon receipt by HSA of the Prototypes and a notice from CUSTOMER rejecting the Prototypes, HSA and FOUNDRY shall evaluate the reasons for the rejection and inspect the Prototypes.

If the reasons for rejection are due to a nonconformity of the Prototypes to the PCM data set out in Exhibit B, or are due to a nonconformity of the Prototypes of the post-simulation layout, then Foundry shall accept responsibility and correct any such nonconformity at its expense.

In all other cases the Prototypes are here agreed to have been accepted and CUSTOMER shall accept responsibility for the rejection and pay the balance of the nonrecurring engineering charges at the rates set forth in EXHIBIT A and any additional charges required for a second iteration.

Section 3.3. Products and Process

Amendments to electrical test specification limits specified in Exhibit B and in Hynix’s process flows shall only be made upon prior written consent of CUSTOMER and HSA.

HSA and FOUNDRY shall process, at CUSTOMER’S expense, first silicon for each Product meeting process specifications included in Exhibit B. First silicon may include mutually agreed Poly Critical Dimension or any other relevant experiment conditions, in which case the Exhibit B specification is waived for electrical parameters effected by the split.

CUSTOMER shall perform or separately contract wafer sort/probe, assembly, and final test (including production burn-in if appropriate) for the first silicon qualification Lot and provide the test results to HSA AND FOUNDRY within (3) months of receipt date. CUSTOMER shall perform or separately contract all wafer level, Product and assembly stresses and evaluations required to complete the qualification and provide HSA and FOUNDRY with the results within (3) months.

Section 3.4. Second Iteration. CUSTOMER shall pay for any correction or modification to the Prototypes, including, but not limited to the cost of making new masks. In a case where the modification is limited to the metal layers, CUSTOMER shall provide the revision mask layers as required. In a case where the modification is not limited to the metal layers, CUSTOMER shall pay a dollar amount equal to one hundred percent (100%) of the original nonrecurring engineering charges set forth in Section 3.1.

Section 3.5. Good Die Pricing Methodology. FOUNDRY & CUSTOMER agree to a target die price, based on the projected good die yield as stated in Exhibit A. The final die price may be adjusted up or down depending on results of the margin rating and verified by the yield from 10 lots of 25 or 50 wafers each initially, for pre-qualification risk production, product will be ordered and invoiced by wafer level pricing. Successful margin rating is defined as a valid skew lot definition and execution, a minimum of 10 lots of wafers processed correctly, using the process technology described in Exhibit B, in accordance with Hynix’s PCM Acceptance Criteria, and achievement of mutually acceptable yield results. At Hynix’s option, any changes to the test program or product design may require a new margin rating.

Section 3.6. Yield Improvement: Risk wafers for yield improvement will be ordered and invoiced by wafer level pricing. FOUNDRY will accept responsibility for maintaining it’s process within the prescribed limits of the electrical rules and physical layout rules as documented in FOUNDRY’s design rules, including pre-approved design rule waivers for custom IP, and responsibility for systemic defects, for example, (cd’s, film thickness, implant doses, etc.) as evaluated by the PCM data and random defects (particles)

CUSTOMER will accept responsibility for the design meeting FOUNDRY’S electrical and physical design rules per specifications listed in Exhibit B.

Section 3.6. Turnkey. HSA and FOUNDRY may subcontract assembly and test to a designated subcontractor. If an HSA and FOUNDRY designated Assembly and Test subcontractor is used, the subcontractor shall be subject to the non-disclosure terms at least as restrictive as stated herein and be subject to the written consent of CUSTOMER.

ARTICLE IV

PURCHASE OF VOLUME PRODUCTION PRODUCTS

Section 4.1. Purchase Orders. Purchase orders shall be issued by CUSTOMER to HSA, at its address above provided and shall reference HSA’s Volume Production Sales Agreement terms and conditions as controlling except for those items specified and separately agreed to by HSA on the face of CUSTOMER’s purchase order form. HSA reserves the right to negotiate CUSTOMER credit standing, purchase order pricing, volume and schedule. A copy of HSA’s Volume Production Sales Agreement is attached hereto as Exhibit C. HSA will not accept purchase orders for volume production without CUSTOMER’s prior written confirmation of its acceptance of the Prototype. Purchase orders accepted by HSA for Product prior to written acceptance of Prototype are agreed to be Risk Production units as set forth in Section 4.4.

CUSTOMER shall place purchase orders for the Production Product with the volume and delivery requirements for the three (3) month period following the date for which the Production Product will be available for delivery. Thereafter, the first week of each successive month after issuance of the initial purchase order, CUSTOMER shall issue additional purchase orders and/or amendments so that HSA shall continue to have on a revolving basis, firm purchase orders effective for the next immediate succeeding three months following the issuance of such additional purchase orders. Each purchase order shall obligate CUSTOMER to purchase at least the minimum of 2 (25 or 50 wafers per lot) wafer lots or units equivalent to 2 lots. No purchase order shall require delivery of any Product earlier than ninety (90) days from the effective date of the purchase order without prior written approval from HSA. Every such purchase order shall contain such unit pricing, delivery and quantity terms as accepted in writing by HSA. The purchase and sale of Products between CUSTOMER or CUSTOMER’s approved agents, if any, and HSA shall be governed solely and exclusively by this Agreement, and HSA’s Volume Production Sales Agreement, which shall supersede the terms and conditions contained in any purchase order, acknowledgment or other document related to the purchase and sale of Products, all of which terms and conditions are hereby expressly waived.

Section 4.2. Changes in Purchase Orders. Changes to firm purchase orders to decrease the quantity or to increase the quantity, price or delivery schedule within ninety (90) days of shipment, may be made only with the prior written consent of HSA. CUSTOMER shall not increase or decrease the volume of Products by more than fifty percent (50%), unless otherwise consented to in advance by HSA, and in any event such changes shall not decrease the volume for any month to less than the minimum release quantities set forth in Exhibit C. Any increase in volume in a purchase order for Product that is scheduled to ship in less than ninety (90) days will only be granted as a pull-in from Product for which orders were placed and Product is available for delivery.

The Purchase Orders and Forecasts for Product not scheduled to ship within the following ninety (90) days, may be increased or decreased from the FOUNDRY Capacity Commitment in accordance with the following schedule:

Month 1 – 3	Month 4,	Month 5,	Month 6,	Month 7 – 12
Firm	10%	30%	50%	100%

Section 4.3. Forecasts. With each new Purchase order, CUSTOMER shall provide HSA with a rolling forecast of CUSTOMER’s future Product needs for the next succeeding six (6) months per Section 4.2. CUSTOMER shall submit the forecast so that it is received by HSA by the first of each month. HSA will review the forecast and confirm the Capacity Commitment within the ten (10) days following receipt of CUSTOMER forecast.

Section 4.4. Risk Orders. Purchase Orders for volume production of Product prior to CUSTOMER’s written acceptance of the Prototype or completed qualification are Risk Orders. Manufacturing shall only guarantee its workmanship based upon the wafer Process Control Monitors’, “PCM” data as specified in Exhibit B. CUSTOMER agrees to accept this Product without exception. Cancellation of Risk Orders are subject to charges as described in Section 4.3.

Section 4.5. Cancellations. Cancellation of any purchase order for a Risk Order, shall be made by CUSTOMER only upon thirty (30) days, prior written notice to HSA. Upon cancellation, HSA shall invoice CUSTOMER and CUSTOMER shall pay for all Risk Order wafers and units in process as defined below:

Risk Order Pricing on Order Cancellation:

Per Wafer	All technologies
a. Prior to wafer start:	No Charge
b. After wafer start:	100%

Section 4.6. Pricing, Minimum Orders. Pricing for the Products to be fabricated by FOUNDRY shall be as set forth in Exhibit A. Prices for Products for any firm commitments in any purchase orders shall be fixed and not subject to increase. Unit prices shall include all applicable taxes. Minimum ordering quantities and minimum release quantities are set forth in Exhibit A. No orders shall be accepted, and no Products released unless such orders and releases are at least equal to or greater than the minimum quantities set forth in Exhibit A.

Section 4.7. Shipping Terms. Products ordered by CUSTOMER will be delivered F.O.B. HSI’s facilities located in the Republic of Korea. Title and risk of loss will be transferred upon delivery of Products by HSI to a common carrier designated by CUSTOMER.

Section 4.8. Payment Terms. Payments are Net 30 Days for all shipments of Product where the accumulated sum of all outstanding invoices does not exceed CUSTOMER’s pre-approved credit limit.

Section 4.9. Credit Limit. As a condition precedent to HSA and FOUNDRYs’ duties under this Agreement, CUSTOMER agrees to apply for and provide all information requested by HSA to establish a satisfactory credit limit.

CUSTOMER credit requirements which do not meet or exceed the credit limit authorized by HSA, shall be secured through the establishment, with HSA as beneficiary, of an Irrevocable Standby Letter of Credit or other financial mechanism which HSA in its sole discretion may require, in the amount equal to the additional desired credit. HSA shall provide written notice to CUSTOMER, prior to HSA’s accessing such Letter of Credit.

Section 4.10. Contractor Assembly Company To Buy Product.

A (CONTRACTOR), if any, which contracts with CUSTOMER for assembly/packaging on CUSTOMER’s behalf, may buy Production Product directly from HSA upon CUSTOMER’s advance written authorization, guarantee of payment and HSA’s agreement thereto. In a case where a CONTRACTOR wishes to place an order with HSA, the method of payment, place of delivery terms and other conditions may be different from those already in place under CUSTOMER purchase orders. Similarly, CONTRACTOR’s creditworthiness will be subject to HSA’s prior approval. Such differences will be agreed upon independently between HSA and CONTRACTOR, but all the other terms and conditions in a CONTRACTOR’s purchase order shall be of no effect and completely subordinate to those in this Agreement and in HSA’s Volume Production Sales Agreement.

Section 4.11. Hold Terms

Should CUSTOMER place a production lot on hold for reasons other than yield improvement and the Wafer Bank Plan as listed in Exhibit C, CUSTOMER shall pay HSA a hold fee of one hundred dollars ($100) for each calendar day that a Production Lot is held. Production Lots may be held only at certain manufacturing steps. Hynix will provide notice to CUSTOMER with respect to such manufacturing steps. The cumulative maximum number of days that a Production Lot may be held is 60 days. There is no charge for holding prototype lots although prototype lots cannot be held for longer than 30 days.

Section 4.12. Line Audit. Upon the written request of CUSTOMER, HSA and FOUNDRY agree to hold a line audit on a mutually agreed basis.

Section 4.13. Changes in Manufacturing. HSA and FOUNDRY must obtain CUSTOMER’S written approval before changing manufacturing sites or making major changes to the process for any of CUSTOMER’S Products where HSA and FOUNDRY has been qualified or where CUSTOMER is in the process of qualifying HSA and FOUNDRY.

In the event that during the term of this Agreement, FOUNDRY finds it necessary to shut down any CUSTOMER product lines in FOUNDRY’S fabs located at Chung Ju, Ichon or Gumi, FOUNDRY agrees to provide CUSTOMER with 6 months’ written notice

CUSTOMER shall have the option, as specified in the following subparagraphs, to halt and scrap partially fabricated Risk Production and Production Wafers, paying HSA according to the following formula:

Scrap Price = (% of process completed x Wafer Price)

% Complete	Process Point
50%	Before LDD Photo/Implant
70%	Before Metal-1 Photo
100%	After Metal-1 Photo

Section 4.14. Lot Identification and Visual Inspection. Prior to shipping Wafer Lots, HSA will meet the following criteria:

1) Wafer Lot Identification - All Production Lots shipped to CUSTOMER will be scribed with the correct Lot identification number as provided by CUSTOMER or FOUNDRY. CUSTOMER will provide lot ID in case FOUNDRY needs to experiment at its own cost. The wafer scribe shall meet the specification as defined by CUSTOMER or FOUNDRY.

2) Visual Inspection – FOUNDRY shall perform visual inspection based upon the Visual Inspection Procedure as stated in Exhibit B and which may be updated by FOUNDRY with/without notice to CUSTOMER.

Section 4.15. Parametric Wafer Testing. FOUNDRY will perform standard Parametric test sampling (PCM testing) and accept/reject plan as defined in Exhibit B. The wafer sites must be tested for each parameter defined in Exhibit B. CUSTOMER and HSA and FOUNDRY will work together in confirming those parameters in Exhibit B that may be marginal, and adjust such parameters.

Section 4.16. Return of Products. All Lots delivered by HSA shall be subject to incoming inspection and testing on a monitoring basis by CUSTOMER in accordance with the Wafer Lot acceptance criteria set forth in herein. In the event any Lot or Wafer is found to fail the criteria per Exhibit B, CUSTOMER shall have the right to reject such Lot or Wafer within (30) days after receipt by CUSTOMER.

CUSTOMER shall request a Return Material Authorization (RMA) number and/or credit back from HSA in accordance with the Agreement for such material. Materials returned by CUSTOMER without receipt of said RMA will not be accepted but will be returned to CUSTOMER, freight collect.

HSA will notify CUSTOMER of any lot scrap that occurs during processing, or PCM test. It will be CUSTOMER’S decision to either have HSA and = FOUNDRY replace the scrapped lot, or to reduce the expected delivery on the forecast as defined in Section 4.3 (Rolling Forecast).

Section 4.17. Reliability and QA. Reliability and QA data, which is sufficient to demonstrate normal life and environmental test performance of Products shall, if required, be submitted by HSA and FOUNDRY to CUSTOMER upon request.

Section 4.18. Delivery. HSA shall ship fabricated Wafer Lots in accordance with CUSTOMER Packing Criteria as stated in herein. Any changes of shipping method shall only be made following written approval from CUSTOMER, which approval shall not be unreasonably withheld or delayed.

Delivery lead time for each production release shall be the quoted number weeks from date of release per process technology. All good Wafers from each Production Lot must be shipped together as a single Lot. Wafers from the same Lot are not to be split into different shipments. HSA will notify CUSTOMER prior to shipment of any lots with less than 15 wafers, and explain the cause of the loss of wafers. CUSTOMER and HSA will mutually agree on material disposition within five (5) working days after receipt by CUSTOMER to include acceptance, conditional acceptance, or scrap based on CUSTOMER’s quality and reliability requirements.

HSA must notify CUSTOMER of any delivery delays caused by HSA’s or FOUNDRY’s scheduling conflict, Wafer scrap, Fab shut downs, non-conforming material, etc. HSA and FOUNDRY will use the most reasonable business efforts to expedite recovery of delivery delays.

Section 4.19. Title and Risk of Loss. Title and risk of loss and damage to all Wafers purchased by CUSTOMER vest in CUSTOMER when the Wafers are placed by HSA into the possession of the CUSTOMER-designated freight carrier.

Section 4.20. Taxes and Duties. All taxes and/or duties of any kind whatsoever in connection with the performance of this Agreement imposed by the authorities of the U.S. or its political subdivisions shall be borne by CUSTOMER.

Section 4.21. Work-In-Process (WIP) Report. HSA and FOUNDRY shall provide CUSTOMER with an updated WIP lot location report at least once every week through e-mail or “Web-site”.

Section 4.22. Ship Alert. Hynix shall provide CUSTOMER with a ship alert via fax or Email within two (2) day after a shipment is made. The ship alert shall include the Airway bill number, number of boxes shipped, as well as the information given on the packing list.

ARTICLE V

PROPRIETARY INFORMATION

Section 5.1. Title to Information. Title to Proprietary Information shall at all times be and remain with the party providing or developing such Proprietary Information. Title to any new features or functions made exclusively by HSA or the FOUNDRY shall vest in and/or remain with such party. All mask sets, design tapes and rules and any other information related to the fabrication process of any Product developed by HSA or the FOUNDRY, shall be the property of and remain in the custody of HSA or the FOUNDRY. Upon termination of this Agreement and the written request of CUSTOMER, HSA and/or the FOUNDRY, shall return or render useless all mask sets, design tapes and other CUSTOMER supplied information and provide CUSTOMER with written confirmation.

Section 5.2. Confidentiality of Contract Terms. Neither party will disclose pricing or any other terms of this contract or subsequent Purchase Orders without prior written approval of an officer of the other.

ARTICLE VI

TERM AND TERMINATION

Section 6.1. Term. The term of this Agreement and for any resulting Volume Production Sales Agreement between the Parties, shall be for a period of three (3) years from the above Effective Date unless earlier terminated as provided below. Thereafter, the term may be renewed for additional terms of one (1) year upon the written agreement of the parties, which written agreement shall be entered at least thirty (30) but not more than forty-five (45) days prior to the expiration of the then current term.

Section 6.2. Termination. In addition to termination under Section 2.4 of this Agreement, this Agreement may be earlier terminated:

(a) for cause upon thirty (30) days’ written notice of a material breach of this Agreement, provided, however, that at HSA’s and FOUNDRY’S sole option they may enforce any firm purchase order in place unless either of them is in breach; however, if the breach is cured within the thirty (30) days following receipt of such notice, no termination shall occur based on material breach;

(b) by either party immediately upon written notice to the other party, to the extent permitted by law, if the other party files a voluntary petition in bankruptcy or otherwise seeks protection under any law for the protection of debtors, has a proceeding instituted against it under any bankruptcy law which is not dismissed within sixty (60) days of filing, is adjudged a bankrupt, has a court assume jurisdiction of its assets under a reorganization act, has a trustee or receiver appointed by a court for all or a substantial portion of its assets for the benefit of its creditors, or admits in writing its inability to pay its debts as they become due; or any party is acquired by or merged with another business where the party is not a surviving entity; or

(c) by either party for convenience upon ninety (90) days’ prior written notification to the other party, provided, however, that CUSTOMER’s firm purchase order(s) shall remain in full force and effect, and that within the ninety (90) day period, CUSTOMER is allowed to place one last purchase order. CUSTOMER shall continue to be liable therefore and the terms of this Agreement and the Volume Production Sales Agreement shall remain in full force and effect until such time that HSA receives full payment of all invoices and the other terms have been fulfilled.

Section 6.3. Effect of Termination. Upon termination of this Agreement for any reason, the parties shall each promptly return to the other or, at the request of the disclosing party, destroy (including purging from any system or storage media) all items of Proprietary Information of the disclosing party. Upon termination, CUSTOMER shall make payment of all then as yet unpaid charges, expenses and fees earned or accrued by HSA in the performance of the Foundry Work under this Agreement and the Volume Production Sales Agreement up to the effective date of termination. At HSA’s sole option, any firm purchase orders shall remain in effect, and payment therefore shall be made upon delivery. Should HSA or FOUNDRY decide to cancel further development work in the event of the termination of this Agreement, all work in progress may be purchased by CUSTOMER on an “as is” and “where is” basis for costs of materials and labor as described in Section 4.5.

Section 6.4. Survival. The provisions of Article V, Sections 6.3, Article VII, Article VIII and Section 9 and 10 shall survive the expiration, cancellation or termination of this Agreement.

ARTICLE VII

LIMITED WARRANTY; DISCLAIMER;

AND LIMITATION OF LIABILITY

Section 7.1. Limited Warranty. FOUNDRY warrants that the Production Products, when delivered hereunder to the CUSTOMER pursuant to the HSA Volume Production Sales Agreement, shall be free from defects in material and workmanship, and shall conform in all respects to the Customer’s Specifications, which were accepted hereunder as the basis for fabrication of wafers. This warranty shall not extend to any Products which have been subject to damage in CUSTOMER’s shipping, storage, mishandling, misapplication, misuse, neglect, accident or abuse, improperly repaired or installed, altered or modified in any way or by Acts of God. HSA shall have no liability whatsoever for any defects or problems of any kind or nature. For a period of twelve (12) months following shipment of the Production Product, FOUNDRY will repair or replace, free of charge, all Production Products determined to be defective in manufacture, provided, however, that CUSTOMER promptly notifies HSA of such defect in writing timely providing all available information related thereto and obtains a Return Material Authorization Number (“RMA”) prior to returning any defective Product so that HSA may properly coordinate FOUNDRY’s technical investigation and remedial efforts with CUSTOMER. HSA may make an independent determination of the accuracy of any claim. In any event, FOUNDRY liability for any defective Product shall in no event exceed one hundred percent (100%) of the purchase price of the defective Product.

Section 7.2. Disclaimer and Limitation of Liability. EXCEPT AS SPECIFICALLY PROVIDED IN SECTION 7.1 ABOVE, HSA AND FOUNDRY HEREBY SPECIFICALLY DISCLAIM ANY AND ALL WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF DESIGN, IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTIES ARISING FROM A COURSE OF DEALING, TRADE USAGE OR TRADE PRACTICE. NO REPRESENTATION OR OTHER AFFIRMATION OF FACT, ORAL OR WRITTEN INCLUDING, BUT NOT LIMITED TO, STATEMENTS REGARDING CAPACITY, SUITABILITY FOR USE OR PERFORMANCE OF PRODUCTS, WHETHER MADE BY HSA, FOUNDRY OR THEIR EMPLOYEES, AGENTS OR OTHERWISE, WHICH IS NOT CONTAINED IN THIS AGREEMENT SHALL BE DEEMED TO BE A WARRANTY TO CUSTOMER FOR ANY PURPOSE OR GIVE RISE TO ANY LIABILITY OF HSA OR FOUNDRY, THEIR AGENTS OR EMPLOYEES WHATSOEVER. SPECIFICATION OF ANY ACCEPTANCE CRITERIA CONCERNING ANY ITEM TO BE DELIVERED PURSUANT TO THIS AGREEMENT SHALL NOT BE DEEMED TO CONSTITUTE A WARRANTY WITH RESPECT TO SUCH ITEM. NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OF ANY KIND OR NATURE ARISING FROM ANY PERFORMANCE OR FAILURE TO PERFORM, AND IN NO EVENT SHALL DAMAGES BE MORE THAN THE NONRECURRING ENGINEERING COST TO A LIQUIDATED DAMAGE MAXIMUM OF TEN THOUSAND DOLLARS FOR THE DESIGN WORK OF ANY PRODUCT ORDERED BY CUSTOMER. THE PROVISIONS HEREOF SHALL BE THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THIS AGREEMENT.

ARTICLE VIII

WARRANTIES BY CUSTOMER; INDEMNIFICATION

Section 8.1. Warranty By CUSTOMER. CUSTOMER hereby warrants that the Design Specifications and its transfer thereof to HSA and FOUNDRY, including, but not limited to, net lists and test lists, do not infringe any trade secrets, copyrights, patents, mask work rights or any other proprietary rights of any third party nor do any of the Design Specifications as augmented comprise matters regulated by U.S. Department of Commerce Export Control Regulations or U.S. Department of Defense International Traffic In Arms Regulations and to the extent that any such regulations may be involved, CUSTOMER has secured or otherwise confirmed the issuance to HSA and FOUNDRY hereunder of the necessary Export Licenses to allow the lawful transfer of such materials to HSA and FOUNDRY.

Section 8.2. Indemnification. CUSTOMER hereby agrees to defend and indemnify HSA and FOUNDRY and to defend and hold them harmless from or for any breach or violation of CUSTOMER’s warranties under Section 8.1 above and against any claims, actions, liabilities, damages, and costs resulting from any alleged infringement of any third party patent, copyright, mask work right, trade secrets, or any other proprietary rights related to the Design Specifications. CUSTOMER shall not issue any warranties or guarantees with respect to Production Products to any person which in any way obligates or purports to obligate HSA or FOUNDRY to any such person.

ARTICLE IX;

MISCELLANEOUS

Section 9.1. Assignment. No party may assign this Agreement nor delegate its duties hereunder other than as provided herein without the prior written consent of the other party, and any attempted assignment or delegation shall be null and void. However, a Party may assign this Agreement with prior notification to an entity which acquires, directly or indirectly, substantially all of its assets or merges with it and the Party is the surviving entity. Subject to the above, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Parties hereto.

Section 9.2. Waiver. No term or condition of this Agreement shall be deemed waived unless such waiver is in a writing executed by the party against whom the waiver is sought to be enforced. Failure or delay in the exercise of any right, power or privilege hereunder shall not operate as a waiver thereof or of any subsequent failure or delay.

Section 9.3. Law to Govern, Jurisdiction. This Agreement shall be governed by and construed in all respects under the laws of California, without regard to rules concerning conflicts of law. The Parties hereby submit to the exclusive, personal jurisdiction of the appropriate state and federal courts located in the County of Santa Clara, State of California, for the resolution of all matters related to this Agreement including arbitration thereof as set forth below.

Section 9.4. Severability. If any of the provisions of this Agreement in any way violate or contravene any laws applicable to this Agreement, such provision shall be deemed not to be a part of this Agreement and the remainder of this Agreement shall remain in full force and effect.

Section 9.5. Notice. All notices required pursuant to this Agreement shall be in writing and delivered personally or via facsimile or via registered or certified mail, return receipt requested, to the address of the parties first above appearing, which address may be changed by written notice of the same to the other party. Mailed notices shall be deemed to be effective as of the date of mailing.

To CUSTOMER:	To HSA and FOUNDRY
Analogic Tech	Hynix Electronics America
1250 Oakmead Parkway, Suite 310	3101 N. First St.
Sunnyvale, California 94086	San Jose, California 95134
ATTENTION: Director of Operations	ATTENTION: Director of Western Area Sales
Telephone: 408 524-9684 x186	Telephone: 408 232-8758
Facsimile: 408 904-5067	Facsimile: 408 232-8135

Section 9.6. Entire Agreement; Amendments. This Agreement, including all exhibits and attachments hereto, which by this reference are incorporated into and made a part of this Agreement, constitutes the entire understanding and agreement of the Parties related to the subject matter hereof, and supersedes any and all prior or contemporaneous offers, negotiations, agreements and/or understandings, written or oral, as to such subject matter. Except as provided herein, no amendment, revision or modification of this Agreement shall be effective or binding unless made in writing and signed by the Party against whom enforcement is sought.

Section 9.7. Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same instrument.

Section 9.8. Attorney’s Fees. If a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the Party not prevailing in such dispute shall pay any and all reasonable costs and expenses including attorney’s fees, incurred by the other Party in resolving such dispute or enforcing or establishing its rights hereunder.

Section 9.9. Further Assurances. The parties to this Agreement shall each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

Section 9.10. Mediation and Arbitration of Disputes.

(A) Mediation. Any dispute between the Parties arising from or related to the subject matter of this Agreement will first be discussed by the high-ranking executives of each company, each of whom shall be fully authorized to settle the dispute. If such dispute cannot be resolved by such high-ranking executives, the dispute shall be mediated before an impartial, neutral mediator mutually agreed to by the Parties within 20 days following failure to resolve the dispute. The provisions of California Evidence Code Section 1152.5 shall be applicable to all statements and admissions made, and all documents prepared, in connection with such mediation. Any mediation fee shall be divided equally between the Parties. If any Party commences arbitration without first attempting to resolve the matter through mediation, then in the discretion of the arbitrator, that Party shall not be entitled to recover attorneys’ fees, even if they would otherwise have been available to that Party.

(B) Arbitration. In the event the Parties are unable to resolve the dispute through mediation, the dispute shall be finally resolved through binding arbitration pursuant to the rules of the American Arbitration Association, as amended, and the Parties hereto specifically agree to be bound thereby. The arbitration shall be decided by an a panel of three arbitrators mutually acceptable to the Parties, provided, however, that if the parties cannot agree on one arbitrator, then the Parties shall each appoint an arbitrator who shall then appoint the third arbitrator by mutual agreement. The Parties hereby agree that the arbitration of the dispute shall be conducted in Santa Clara County, State of California.

(C) Nothing in this Agreement will be deemed to prevent either Party from seeking injunctive relief or any other provisional remedy from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, proprietary information, trade secrets, know-how, or any other proprietary rights.

Section 9.11. Independent Contractors. The Parties are each independent contractors and not joint venturers, partners, agents or representatives of the other. Neither Party has any right to create any obligation on the part of the other Party.

Section 9.12. Force Majeure. Neither Party shall be liable for any loss, damage, delay or failure of performance resulting directly or indirectly from any cause beyond its reasonable control, including, but not limited to, acts of God, extraordinary traffic conditions, riots, civil disturbances, wars, states of belligerence or acts of the public enemy, strikes, labor disturbances, work stoppages, or the laws, regulations, acts or failure to act of any governmental authority, provided that neither of the Parties shall be excused for failure or delay in making payments of money due and payable hereunder.

Section 9.13 Authority. Each person signing this Agreement on behalf of a Party represents and warrants that he or she has actual authority to bind the Party on behalf of whom the person is signing this Agreement.

Section 9.14 Section Headings. Section Headings and titles used herein are for convenience only and shall not in any way control the meaning and interpretation of this Agreement.

Section 9.15. Exhibits. The following Exhibits are attached hereto and made a part hereof:

EXHIBIT A	: Product Pricing, Scheduling and Quantities
EXHIBIT B	: Parametric (PCM) and Other Specifications
EXHIBIT C	: Volume Production Sales, Terms and Condition
EXHIBIT D	: Multiparty Disclosure Agreement (NDA)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by its duly authorized representatives effective as of the date first above appearing.

(“CUSTOMER”)

By:	/s/ Richard K. Williams
Name:	Richard K. Williams
Title:	President & CEO/CTO

HYNIX SEMICONDUCTOR AMERICA (“HSA”)

By:	/s/ John Radanovich
Name:	JOHN RADANOVICH
Title:	VP/GM System IC Division

HYNIX SEMICONDUCTOR INDUSTRIES. (“HSI”)

By:	/s/ Channy Lee
Name:	CHANNY LEE
Title:	VP & GM of SMS Division.

HSAHHSYSIC.8900

EXHIBIT A

PRODUCT WAFER PRICING, SCHEDULING AND QUANTlTIES(to be completed by HSA, HSI and

ADVANCED ANALOGIC TECHNOLOGIES, INC.)

The following prices are currently in effect for wafers on Hynix’s fabrication process:

(FILL IN FOR EACH CUSTOMER PRODUCT)

UNPROBED WAFERS

CUSTOMER Alias	Hynix Alias	Process Description	Wafer Qty	Hynix Wafer Price (USD)
AATXXX		0.6um 5V/0.6um HV	[***]	$ [***]
AATXXX		0.6um 5V/0.6um HV	[***]	$ [***]

TURNKEY

CUSTOMER Alias	Pkg	Hynix Alias	Process Description	Target Yield	Hynix Unit Price (USD)
N/A

Note: The above prices shall be negotiated and agreed upon in writing by both parties on an annual basis.

NON-RECURRING ENGINEERING CHARGES

CUSTOMER Alias	Hynix Alias	Process Description	Engineering Charge
AATxxxx		0.6um 2P3M 5V	$[***]
AATxxxx		0.6um 2P2M 5/16V	$[***]

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

DEVELOPMENT SCHEDULE (Original Qual Plan)

Action	Alias: 1 Date: May 2002	Alias: 2 Date: July 2002	Alias: 3 Date: Sep 2002
Database release by CUSTOMER	5/?/2002	7/?/2002	9/?/2002
Mask tooling confirmed between CUSTOMER and FOUNDRY
PG and Frame work completed by FOUNDRY
Job Deck reviewed and confirmed by CUSTOMER
1st Prototype Development fab lot start/out date
CUSTOMER evaluation of 1st Prototype Development Lot
2nd Prototype Development fab lot start/out date
CUSTOMER evaluation of 2nd Prototype Development Lot
Start/Process/Fab-Out of first qual lot
Start/Process/Fab-Out of second qual lot
Start/Process/Fab-Out of third qual lot
CUSTOMER evaluation of qualification lots
Qualification testing and completion of all tests and qualification paperwork

Action	Alias: (fix) Date	Alias: (fix) Date	Alias: Date
Database release by CUSTOMER
Mask tooling confirmed between CUSTOMER and FOUNDRY
PG and Frame work completed by FOUNDRY
Job Deck reviewed and confirmed by CUSTOMER
1st Prototype Development fab lot start/out date
CUSTOMER evaluation of 1st Prototype Development Lot
2nd Prototype Development fab lot start/out date
CUSTOMER evaluation of 2nd Prototype Development Lot
Start/Process/Fab-Out of first qual lot
Start/Process/Fab-Out of second qual lot
Start/Process/Fab-Out of third qual lot
CUSTOMER evaluation of qualification lots
Qualification testing and completion of all tests and qualification paperwork

Initials

Date:	Date:	Date:

CUSTOMER:	HSA:	HSI:

EXHIBIT B

PARAMETRIC (PCM) AND OTHER SPECIFICATIONS

List of CUSTOMER and HSA and FOUNDRY Design and Process Specifications and Rules Numbers.

Waivers and PCM Specifications.

Design Rule Specification Number(s):

Electrical Specification Number(s):

Spice Model Specification Number(s):

Mask Specification Number(s):

Customer Tooling and Device Specification Number(s) (COT Check Request):

Assembly Drawing Specification Number(s):

Test Program Specification Number(s):

PCM Specification Number(s):

Specification Number(s) for Wafer Procurement

Visual Inspection Specification Number(s):

Reliability and OA Specification Number(s):

Test Baseline Spec:

Assembly Baseline Spec:

Packing Baseline Spec:

(To be completed by Hynix and ADVANCED ANALOGIC TECHNOLOGIES, INC. engineering)

Device(s)	Specification Description	Specification Number
	Design Rule	HI60S-D1.0/HL60S-D1 9
	Electrical Spec	HI60S-E1.0/HL60S-E1 7
	Spice Model Mask Spec	HI60S-S1.0/HL60S-S1 9
	PCM Spec	HI60S-W0.0/HL60S-W1 .0
Wafer Procurement Spec
	Visual Inspection Spec	HEIS-CSQGA-003
Reliability and QA Spec
	Customer Tooling and Device Form	NA
	Customer Tooling and Device Form	NA
	Customer Tooling and Device Form	NA
	Assembly Drawing	NA
	Test Program	NA
	Test Program	NA
	Test Program	NA
	Product Change Notification	????

Yield Guarantee (at wafer sort) and Reimbursement/Discount Plan

Sort Yield	Discount
>/= 80%	0%
70~79%	10%
50~69%	20%
40~49%	40%
</=40%	RMA

Note: Applies to any die size equal to 3mm x 3mm or smaller.

Note: Discounts will be applied to new wafer orders.

Note: RMA will be for wafer replacement only.

EXHIBIT C

VOLUME PRODUCTION SALES AGREEMENT

TERMS AND CONDITIONS

(attach current standard terms)

Volume Purchase Agreement

CUSTOMER Alias	Hynix Alias	Period	CUSTOMER Expected Purchase Quantity	Hynix Expected Supply Quantity	Production Cycle Time (days / layer)
AATxxxx	?	[***]	[***]	[***]	[***]
AATxxxx	?	[***]	[***]	[***]	[***]

Wafer Bank Plan

Period	Payment Terms
[***]	[***]
[***]	[***]
[***]	[***]

Note: Bank lots will be stored at metal 1, 2 or 3 mask steps.

Initials

Date:	Date:	Date:

CUSTOMER:	HSA:	HSI:

***	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT D

MULTIPARTY NON DISCLOSURE AGREEMENT

(Attach copy of signed NDA)